Exhibit 10.2

CULLMAN SAVINGS BANK

DIRECTORS’ CASH COMPENSATION DEFERRAL PLAN

THIS INDENTURE is made effective as of January 15, 2008 by CULLMAN SAVINGS BANK, a federally chartered mutual savings bank headquartered in Cullman, Alabama (hereinafter referred to as the “Company”);

INTRODUCTION

The Company desires to establish an unfunded plan of deferred compensation for the purpose of providing deferred compensation to directors of the Company.

NOW, THEREFORE, the Company does hereby establish the Cullman Savings Bank Directors’ Cash Compensation Deferral Plan (the “Plan”), effective as of the Effective Date, to read as follows:

CULLMAN SAVINGS BANK

DIRECTORS’ DEFERRED CASH COMPENSATION PLAN

SECTION 1

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meanings set forth below:

1.1	“Account” means the bookkeeping accounts established and maintained by the Plan Administrator, as adjusted for credits or charges.

1.2	“Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Company and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Company.

1.3	“Annual Cash Compensation” means the cash amount payable to a Director during the Plan Year by the Company for his services as a Director.

1.4	“Board of Directors” means the Board of Directors of the Company.

1.5	“Change in Control” means any one of the following events which occurs following the Effective Date:

1.5.1	Cullman Savings Bank merges into or consolidates with another corporation, or merges another corporation into Cullman Savings Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were members of the Board of Directors;

1.5.2	The individuals who, as of the date hereof, are members of the Board (the “Continuing Directors”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election, of any new Director was approved by a vote of a majority of the Continuing Directors, and such new Director shall, for purposes of this Agreement, be considered as Continuing Directors; or

1.5.3	The bank sells to a third party a majority of the assets of the bank.

1.6	Notwithstanding the foregoing, to the extent the definition of “Change in Control” used herein is inconsistent with the requirements of Code Section 409A, the definition of “Change in Control” shall be conformed so that it complies with Code Section 409A.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Director” means a director of the Company or an Affiliate of the Company.

1.9	“Disability” means the same as defined in the Company’s Long Term Disability

Policy or, if no policy is in effect, then a condition whereby a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than twelve (12) months.

1.10	“Effective Date” means January 15, 2008.

1.11	Normal Retirement Age” means age sixty-five (65).

1.12	“Participant” means any Director or former Director who has participated in the Plan, for so long as his benefits hereunder have not been entirely distributed from the Plan.

1.13	Plan Administrator” means the Company, except as otherwise provided in Plan Section 9.1.

1.14	“Plan Year” means the twelve-month period from January 1 to December 31.

1.15	“Trust” means a grantor trust, if any, established by the Company to hold the assets represented by the Accounts pursuant to the Plan.

1.16	“Unforeseen Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant, or as otherwise defined in IRC section 409(a).

SECTION 2

ELIGIBILITY

2.1 Date of Participation. Each Director shall become a Participant as of the first day after the Director timely elects to defer any portion of his or her Annual Cash Compensation pursuant to Section 3.

2.2 Cessation of Participation. A Participant who ceases to be a Director will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3, but shall continue to be subject to all other terms of the Plan so long as any amount remains credited to his Account in the Plan.

SECTION 3

DEFERRAL ELECTIONS

3.1 Elections. A Participant who is a Director for all or any portion of the Plan Year may elect to defer under the Plan a minimum of twenty-five percent (25%) and a maximum of one hundred percent (100%) of his Annual Cash Compensation payable to him for the Plan Year.

3.2 Election Procedure.

(a) Timing of Election. Each Director who is eligible to participate in the Plan as of the Effective Date must submit his election to participate for the Plan Year commencing January 1, 2008 to the Plan Administrator within thirty days (30) of the Effective Date, but prior to receiving any compensation to which the Election applies. Each Director who first becomes eligible to participate in the Plan after the Effective Date must submit his election to participate for the Plan Year in which he first is elected as a Director to the Plan Administrator within thirty (30) days after the date he is so elected. Each Director who is eligible to participate in the Plan following the Plan Year in which he first becomes eligible to participate in the Plan must submit his election to participate for any such subsequent Plan Year to the Plan Administrator no later than the last day of the immediately preceding Plan Year.

(b) Form of Payment. At such time as a Participant makes his initial deferral election under the Plan, the Participant shall elect the manner in which his Account will be distributed from the Plan as described in Section 8.1 hereof. The Participant’s initial election as to the form of payment will apply to only that year’s deferred compensation and the accumulated earnings thereon. A new election should be filed prior to the beginning of each year, otherwise the previous election will govern deferrals for the then current year. A participant may change his election for any year with respect to the form of payment for his Account if the following conditions are satisfied: (i) the change does not take effect until at least twelve (12) months after the date on which the election change is made; (ii) the first payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made; and (iii) if the payment is to be made at a fixed time or pursuant to a fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled payment. In addition, no subsequent payment election can accelerate either the time or schedule of any payment previously established.

(c) Compensation Subject to Election. Notwithstanding subsections (a) and (b), no deferral elections shall be effective for the portion of a Participant’s Annual Cash Compensation which has been earned on or before the date of the election.

(d) Changes in Elections. Except as provided in Subsection (b) of this Section, a Participant may not suspend, revoke or modify an election at any time during a Plan Year.

SECTION 4

CREDITING CONTRIBUTIONS TO ACCOUNTS

4.1 Matching Contributions. The Company will credit each Participant’s account with a “matching” contribution equal to One hundred percent (100%) of the elected deferral amount, up to a maximum of six thousand dollars ($6,000.00) annually. Participant deferrals in excess of six thousand dollars ($6,000.00) are not eligible for matching Company contributions.

The Company shall credit to the Participant’s Account amounts deferred under Plan Section 3 and this Section 4 as soon as administratively practicable after such amounts are withheld from the Participant’s Annual Cash Compensation.

SECTION 5

ADJUSTMENT OF ACCOUNTS FOR EARNINGS AND LOSSES

Each Account shall be adjusted no less frequently than quarterly, as determined by the Plan Administrator, by a rate of interest equal to six percent (6%) or ten (10) times the Company’s ROA for the most recently completed year, whichever is greater though not to exceed a maximum rate of interest of 10%. The determination of the appropriate rate of interest is in the sole discretion of the Plan Administrator. If a Participant is paid all or a portion of his Account between interest crediting dates, no interest credit will apply for the period from and after the immediately preceding interest crediting date through the date of payment, unless otherwise determined by the Plan Administrator.

SECTION 6

WITHDRAWALS OF ACCOUNTS WHILE A DIRECTOR

(a) Unforeseen Emergency. The Plan Administrator shall pay all or a portion of a Participant’s Account prior to the payment date applicable in Section 7 or 8 if the Participant is a Director and demonstrates that he has an Unforeseen Emergency; provided, however, that payment may not be made to the extent the Unforeseen Emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise or (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Distributions because of Unforeseen Emergency shall be limited to the amount reasonably necessary to satisfy the need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably contemplated to result from the distribution). The Plan Administrator shall have the sole and absolute discretion to determine if an Unforeseen Emergency exists with respect to a Participant.

(b) Payment. Unforeseen Emergency payments shall be made to a Participant only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the amount to be distributed on account of an Unforeseen Emergency shall be made by the Plan Administrator. A payment under this Plan Section shall be made in a lump sum in cash to the Participant and shall be charged against the Participant’s Account as of the day coinciding with or immediately preceding the date on which payment is made.

SECTION 7

DEATH BENEFITS

7.1 Death Prior to Commencement of Payment. Upon the death of a Participant who dies while a Director, the Participant’s beneficiary, or in the event no beneficiary is named or survives the Participant, then the estate, shall receive the full value of the Participant’s Account as though he had served until Normal Retirement Age, elected the maximum deferral annually that would be eligible for company matching as outlined in Plan Section 4 and received the maximum allowable “matching contribution” as outlined in Plan Section 4. The Company may elect to provide this “Death Benefit” through company owned insurance on the participant’s life. In the event the Company does procure life insurance on the Participant’s life, the benefit under this section due from the Company shall be reduced by the amount of proceeds paid directly to the beneficiary or the participant’s estate by the insurance carrier.

7.1.1 Payment. Any benefit payable under this Section 7.1 shall be paid in a lump sum in cash to the Participant’s named beneficiary or estate as soon as practicable following the Participant’s death after receipt by the Plan Administrator of notice of the death of the Participant, or, if elected by the named beneficiary, in ten (10) equal annual installments beginning the first day of the month following the Participant’s death.

7.2 Death When No Longer a Director. Upon the death of a Participant who is no longer a Director, but prior to the complete payment of his Account, the Participant’s named beneficiary, or in the event there is no named beneficiary, then the estate, shall receive the entire unpaid portion of the Participant’s Account.

7.2.1 Payment. Any benefit payable under this Section 7.2 shall be paid in a lump sum in cash to the Participant’s named beneficiary or estate as soon as practicable following the Participant’s death after receipt by the Plan Administrator of notice of the death of the Participant, or, if elected by the named beneficiary, the payments will continue as though the Participant had not died.

SECTION 8

PAYMENT OF BENEFITS AFTER CESSATION OF DIRECTORSHIP

8.1 Payment of Vested Account Upon Retirement. Upon the later of a Participant reaching Normal Retirement Age or ceasing to serve as a Director, the Participant shall receive a distribution of his Account which shall be paid in one of the following forms as elected by the Participant at the time the Participant’s initial deferral election is made pursuant to Section 3.2: (a) a lump sum cash payment; or (b) substantially equal annual installments over a period of ten (10) years. Such payment will be made or will begin as soon as practicable after the Participant becomes entitled to payment under this Section.

8.2 Payment Upon Disability or Following a Change in Control. In the event of the Participant’s Disability while the Participant serves as a Director, or the occurrence of a Change in Control (to the extent permitted under Code Section 409A), the Participant’s Account shall be paid in one lump sum in cash. Such payment shall be made as soon as practicable following either such event.

8.3 Vesting. A Participant’s Account shall be 100% vested at all times.

SECTION 9

ADMINISTRATION OF THE PLAN

9.1 Operation of the Plan Administrator. The Company shall be the Plan Administrator, unless it appoints a person, committee or other organization as the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Company shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Company. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Company shall appoint a successor.

9.2 Duties of the Plan Administrator.

(a) The Plan Administrator shall make all payments under the terms of the Plan.

(b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Participant shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Participants, subject to the provisions of the Plan and subject to applicable law.

(c) The statement of specific duties for a Plan Administrator in this Plan Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

9.3 Action by the Company. Any action to be taken by the Company shall be taken by resolution or written direction duly adopted by its Board of Directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the Board of Directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of the Company the authority to take any such actions as may be specified in such resolution or written direction.

SECTION 10

CLAIM REVIEW PROCEDURE

10.1 Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

10.2 Contents of Notice of Denial. If a Participant is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

10.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(a) request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.4 Application for Review. If a claimant wishes a review of the decision denying his claim to benefits under the Plan, the claimant must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

10.5 Hearing. Upon receiving a written application for review pursuant to Section 10.4, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

10.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

10.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

10.8 Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

SECTION 11

LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY

INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

11.1 No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

11.2 Incompetents. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such incompetent, or to cause the same to be paid to such incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such incompetent if one has been appointed or to cause the same to be used for the benefit of such incompetent.

11.3 Missing Persons. Whenever the Plan Administrator cannot, within a reasonable time after payments are to commence, locate any person to or for the benefit of whom such payments are to be made, after making a reasonable effort to locate such person, the Plan Administrator may direct that the payment and any remaining payments otherwise due to the Participant be cancelled on the records of the Plan, except that in the event the Participant later notifies the Plan Administrator of his whereabouts and requests the payments due to him under the Plan, the Company shall re-credit the Participant’s account and provide for payment of the re-credited amount to the Participant as soon as administratively feasible.

SECTION 12

LIMITATION OF RIGHTS

Membership in the Plan shall not give any Director any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by the Company shall not be construed to give any Participant a right to continue as a Director.

SECTION 13

AMENDMENT TO OR TERMINATION OF THE PLAN

The Company or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants of benefits already accrued under the Plan. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan, each Participant’s Account shall be payable to the Participant as soon thereafter as is reasonably practicable thereafter only if such payment will not cause adverse tax consequences to Participants under Code Section 409A. In the event such adverse tax consequences would result, the Plan shall remain in effect for so long as required to pay Accounts fully pursuant to Sections 6, 7 and/or 8; provided, however, that from and after the Plan termination date, no further deferrals of Annual Cash Compensation may be made pursuant to Section 3.

SECTION 14

MISCELLANEOUS

14.1 Unfunded Plan. All payments provided under the Plan shall be paid from the general assets of the Company or its Affiliate(s), as applicable, and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may establish a grantor trust to assist it and its Affiliates in funding their obligations under the Plan, and any payments made to a Participant from such trust shall relieve the Company and Affiliates, as applicable, from any further obligations under the Plan only to the extent of such payment.

14.2 Withholding. The Company shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes (if any) required to be withheld pursuant to applicable law.

14.3 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this indenture to be executed as of the date first written above.

CULLMAN SAVINGS BANK

		By:	/s/ John S. Riley

		Title:	President/CEO

ATTEST:

/s/ Robin O’ Berry

Title:	SVP/Secretary

[CORPORATE SEAL]

AMENDMENT NO. 1 TO

CULLMAN SAVINGS BANK

DIRECTORS’ CASH COMPENSATION DEFERRAL PLAN

This Amendment No. 1 (“Amendment”) to the Directors’ Cash Compensation Deferral Plan effective January 15, 2008 (the “Plan”) as adopted by Cullman Savings Bank (the “Company”) is made effective as of the 1st day of January, 2008, unless otherwise set forth herein.

WHEREAS, the Company adopted the Plan, effective January 15, 2008; and

WHEREAS, the Company desires to revise the Plan to comply with certain technical requirements of the final Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, in April 2007.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Plan is hereby amended as specifically provided herein, it being understood and agreed that except with respect to the amendments specifically provided for herein, the remaining terms of the Plan shall remain in full force and effect:

1.	Payment of benefits under the Plan that are required to be made “as soon as practicable” shall be made no later than 90 days after the occurrence of the event which triggers the distribution.

2.	Section 7.1.1 of the Plan is hereby amended to read as follows:

Any benefit payable under this Section 7.1 shall be paid in a lump sum in cash to the Participant’s named beneficiary or estate within 90 days of the Participant’s death.

3.	Section 13 of the Plan shall be amended to read as follows:

13.1. Amendment. The Company or any successor thereto reserves the right by action of its Board of Directors or its delegate at any time to modify or amend the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants of benefits already accrued under the Plan.

13.2 Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to the Participant his benefit as if the Participant had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board of Directors may terminate the Plan by irrevocable action within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c) The Board of Directors may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

4.	Section 14 of the Plan shall be amended by adding subsection 14.4 at the end thereof:

14.4 Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company, on behalf of its duly authorized officer, has caused this Amendment No. 1 to be executed as of the date first written above.

CULLMAN SAVINGS BANK

By:	/s/ John A. Riley, III

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